As filed with the Securities and Exchange Commission on August 31, 2007
Registration File No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

AEROSONIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware		74-1668471
(State or other jurisdiction of incorporation or organization)		(IRS Employer Identification No.)
1212 North Hercules Avenue Clearwater, Florida 33765
(Address of principal executive offices and Zip Code)

AEROSONIC CORPORATION 2004 STOCK INCENTIVE PLAN
 (Full title of the plan)

David A. Baldini
Chairman, President and Chief Executive Officer
Aerosonic Corporation
1212 North Hercules Avenue
Clearwater, Florida 33765
Phone:  (727) 461-3000
(Name, Address and Telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Common Stock, $0.40 par value per share	200,000 Shares	$ 7.30	$ 1,460,000	$ 44.83

(1)

The shares of the Registrant’s common stock, $0.40 par value per share (the “Common Stock”), set forth in the Calculation of Registration Fee table, reserved for issuance under the 2004 Stock Incentive Plan as amended and restated on July 26, 2007 (the “Plan”) and which may be offered pursuant to this registration statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of the Registrant’s Common Stock as may be offered or issued as a result of any stock splits, stock dividends or similar transactions. The Registrant registered 200,000 shares of the Common Stock under the Plan (before July 26, 2007 amendment) on Form S-8 filed September 27, 2005. On July 26, 2007, the Registrant amended and restated the Plan to, among others, increase the maximum number of shares of Common Stock which may be issued in respect of awards granted under the Plan from 200,000 to 400,000. Therefore, the Registrant is registering an additional 200,000 shares of Common Stock herewith.

(2)

In accordance with Rule 457(c) and (h), the Maximum Aggregate Offering Price and Registration Fee have been computed as follows: (a) the price per share of the Registrant’s Common Stock has been based on the average of the high and low prices for the Registrant’s Common Stock as reported on the American Stock Exchange on August 29, 2007, and (b) using such price per share, the aggregate amount of the Offering Price was then calculated on the basis of the aggregate amount of shares of the Registrant’s Common Stock issuable in connection with the Plan.

PART I   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

        This Registration Statement relates to the registration of 200,000 shares of common stock, par value $0.40 per share (the “Common Stock”), of Aerosonic Corporation (the “Company”), to be offered or sold pursuant to the Aerosonic Corporation 2004 Stock Incentive Plan, as amended and restated on July 26, 2007 (the “Plan”). The Registrant registered 200,000 shares of the Common Stock under the Plan (before July 26, 2007 amendment) on Form S-8 filed September 27, 2005. On July 26, 2007, the Registrant amended and restated the Plan to, among others, increase the maximum number of shares of Common Stock which may be issued in respect of awards granted under the Plan from 200,000 to 400,000. Therefore, the Registrant is registering an additional 200,000 shares of Common Stock herewith.

        The documents containing the information about the Plan specified in Part I of Form S-8 will be sent or given to eligible and/or participating employees of the Company as specified by Rule 428(b)(1) of Regulation C under the Securities Act of 1933, as amended (the “Securities Act”), and such documents taken together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8 shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

        The Company shall provide a written statement to participants in the Plan advising them of the availability, without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, the documents which are incorporated by reference into the Section 10(a) Prospectus, and the documents required to be delivered to them pursuant to Rule 428(b) of Regulation C under the Securities Act. The address, title of the individual or department, and telephone number to which the request is to be directed shall be provided to participants.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The following documents have been filed with the Securities and Exchange Commission (the “SEC”) and are incorporated herein by reference and made a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended April 27, 2007.

(c)	The Company’s Current Reports on Forms 8-K filed on May 2, 2007, June 1, 2007, June 13, 2007, June 14, 2007, July 31, 2007, August 7, 2007, August 23, 2007 and August 24, 2007.

(d)	The Company’s registration statement on Form 10, filed with the SEC on July6,1970 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which includes a description of the Company’s Common Stock.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

        Not applicable.

Item 5.  Interests of Named Experts and Counsel.

        Not applicable.

Item 6.  Indemnification of Directors and Officers.

        The Company’s by-laws provide that the Company shall indemnify and hold harmless all of its officers and directors, and any of its other agents and employees specifically designated by the Board of Directors or the Company president, in connection with any threatened, pending or contemplated action, suit, proceeding, whether civil, criminal, administrative or investigative by reason of their relationship to the Company against expenses, judgments, fines, amounts paid in settlement or otherwise reasonably incurred, to the extent covered by Section 145 of the Delaware General Corporation Law (the “DGCL”), under the circumstances and pursuant to the procedures set forth in such section.

        Section 145 of the DGCL provides that such persons may be indemnified to the extent that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company (and in the case of criminal actions or proceedings, had no reasonable cause to believe his or her conduct was unlawful). Further, where a present or former director or officer has been successful on the merits or otherwise in defense of any such action, the Company is required to indemnify them. Additionally, the Company is permitted under Section 145 to advance officers and directors certain expenses related to defending against such claims.

        Insofar as indemnification for liabilities (primarily relating to public distribution of securities) arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, or to an affiliate of the Company pursuant to its by-laws or otherwise, the Board of Directors has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Accordingly, it is possible that the indemnification provisions may not apply to liabilities arising under the Securities Act unless the person to be indemnified is successful on the merits of the claim or proceeding.

Item 7.  Exemption from Registration Claimed.

        Not applicable.

Item 8.  Exhibits.

        The following is a list of exhibits filed as part of this Registration Statement.

Exhibit No.	Description	Method of Filing

4.1	Aerosonic Corporation 2004 Stock Incentive Plan as amended and restated on July 26, 2007	Filed herewith.

5.1	Opinion of Troutman Sanders LLP regarding the legality of the securities being registered	Filed herewith.

23.1	Consent of Troutman Sanders LLP	Included in the opinion filed as Exhibit 5.1 to this Registration Statement.

23.2	Consent of Tedder, James, Worden & Associates, P.A., independent registered certified public accounting firm	Filed herewith.

24.1	Power of Attorney	Filed herewith.

Item 9.  Undertakings.

(a)	Rule 145 Offering. The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings Incorporating Subsequent Exchange Act Documents by Reference. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on the 31st day of August, 2007.

AEROSONIC CORPORATION

By: /s/ David A. Baldini
David A. Baldini, Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ David A. Baldini	Date: August 31, 2007
David A. Baldini
Chairman of the Board,
President and Chief Executive Officer

/s/ P. Mark Perkins	Date: August 31, 2007
P. Mark Perkins
Executive Vice President and Director

/s/ Robert J. McGill	Date: August 31, 2007
Robert J. McGill, Director

/s/ Donald Russell	Date: August 31, 2007
Donald Russell, Director

/s/ Thomas E. Whytas	Date: August 31, 2007
Thomas E. Whytas, Jr., Director

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

4.1	Aerosonic Corporation 2004 Stock Incentive Plan as amended	Filed herewith.
and restated on July 26, 2007

5.1	Opinion of Troutman Sanders LLP regarding the legality of	Filed herewith.
the securities being registered

23.1	Consent of Troutman Sanders LLP	Included in the opinion filed as Exhibit5.1 to this
Registration Statement.

23.2	Consent of Tedder, James, Worden & Associates, P.A.,	Filed herewith.
independent registered certified public accounting firm

24.1	Power of Attorney	Filed herewith.